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                                                                Exhibit (a) (2)

                                    EXHIBIT 1
                            FORM OF ACCEPTANCE LETTER

                               724 SOLUTIONS INC.

                        ACCEPTANCE LETTER PURSUANT TO THE
   OFFER TO EXCHANGE OUTSTANDING ELIGIBLE OPTIONS HAVING AN EXERCISE PRICE OF
     MORE THAN U.S.$3.00, OR MORE THAN CDN.$4.75 (IF DENOMINATED IN CANADIAN DOLLARS), GRANTED TO ELIGIBLE EMPLOYEES UNDER 724 SOLUTIONS INC.'S 1997 AND
     2000 STOCK OPTION PLANS, AND GRANTED AFTER JANUARY 15, 2001 TO ELIGIBLE EMPLOYEES UNDER 724 SOLUTIONS INC.'S TANTAU STOCK OPTIONS PLAN, FOR OPTIONS
    TO PURCHASE COMMON SHARES TO BE GRANTED UNDER THE 2000 STOCK OPTION PLAN


                         THE OFFER AND WITHDRAWAL RIGHTS
                     EXPIRE AT 11:59 P.M., EASTERN STANDARD
                           TIME ON FEBRUARY 21, 2002,
               UNLESS THE OFFER IS EXTENDED BY 724 SOLUTIONS INC.


To:         724 Solutions Inc.
            Attention: Calvin Barrett
            10 York Mills Road, 3rd Floor
            Toronto, Ontario
            M2P 2G4
            Tel: (416) 226-2900, Ext. 5149
            Fax: (416) 228-2350

            Upon the terms and subject to the conditions set forth in the Offer to Exchange dated January 24, 2002 (the "Offer to Exchange"), my receipt of which I hereby acknowledge, and in this Acceptance Letter (this "Letter" which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the "Offer"), I, the undersigned, hereby tender to 724 Solutions Inc., a Canadian corporation (the "Company"), all of my options to purchase common shares of 724 Solutions Inc. (the "Common Shares"), having an exercise price of more than U.S.$3.00 if the exercise price is denominated in United States currency or more than Cdn.$4.75 if denominated in Canadian currency, granted under the 724 Solutions Inc. 1997 Stock Option Plan, as amended and restated (the "1997 Plan"), granted after January 15, 2001 under the Tantau Software Inc. 1999 Stock Option Plan, as amended, assumed by 724 Solutions (the "Tantau Plan"), and granted under the 724 Solutions Inc. 2000 Stock Option Plan, as amended and restated (such stock option plan, the "2000 Plan"; all of such plans collectively, the "Option Plans"; and such options, the "Tendered Options") that are outstanding on the expiration date of the Offer. I acknowledge that, subject to the conditions set out herein, I will be granted new options to purchase Common Shares under the 2000 Plan ("New Options"). The number of Common Shares subject to the New Options to be granted will be equal to the number of Common Shares subject to the Tendered Options that are


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accepted for exchange and cancelled, subject to adjustments for any future stock splits, certain stock dividends and similar events, in accordance with the terms of the 2000 Plan. New Options will be subject to the terms of the 2000 Plan and the related stock option agreement between the Company and the undersigned.

            Subject to, and effective upon, the Company's acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the Tendered Options.

            I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent that the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable stock option agreement) and the Tendered Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

            I understand and acknowledge that:

          (1) I may tender all of my eligible options to purchase Common Shares granted under the Option Plans and that I am not required to tender any of such options in the Offer. However, if I wish to tender any options I must tender all of my eligible options granted under the Option Plans (no partial tender of options is permitted).

          (2) All Tendered Options properly tendered prior to 11:59 p.m., eastern standard time, on February 21, 2002, unless the Company has extended the period of time the Offer will remain open (the "Expiration Date"), and not properly withdrawn that are cancelled in the Offer will be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including my continued employment and the other conditions described in the Offer to Exchange.

          (3) Upon the Company's acceptance of the Tendered Options, I understand that the instrument or instruments of grant to which the Tendered Options are subject will terminate automatically and the Company will terminate and cancel all then outstanding options thereunder. All New Options will be subject to the terms and conditions of the 2000 Plan, including the amendments thereto made on January 23, 2002 regarding acceleration of vesting upon a change of control (as described in Section 8 of the Offer to Exchange), and the terms of a new stock option agreement to be issued by the Company, a copy of which I will receive when the New Options are granted.

          (4) The New Options are expected to be granted by August 29, 2002 to eligible employees who are actively employed on that grant date. If the offer is extended, then the grant date of the New Options will also be extended if necessary to ensure that the new option grant date is at least six months and one day after the date the Tendered Options are cancelled. However, the Company reserves the right to grant New

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               Options earlier than the day that is six months and one day after the date of cancellation, if the Company determines that it is in the best interests of 724 Solutions and its shareholders to do so.

          (5) Subject to Section 5 and 6 of the Offer to Exchange, the New Options will have (a) an exercise price equal to 100% of the market price of the Common Shares on the grant date of the New Options, determined by reference to the closing sale price on the last trading day immediately preceding the New Option grant date of the Common Shares on The Toronto Stock Exchange (for employees resident in Canada) and on the NASDAQ National Market (for employees resident outside of Canada), (b) a term of ten years from the date of grant of the New Options, subject to earlier expiration upon termination of employment, death or retirement, and (c) a vesting schedule whereby New Options in respect of 25% of the Common Shares that may be purchased under the new grant will vest at the time of the new grant, with an additional 25% vesting on each anniversary date of the grant of New Options, until all such New Options become exercisable, subject to earlier expiration upon termination of employment, death or retirement.

          (6) If I am a United States citizen whose Tendered Options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (an "incentive stock option"), and if I will hold more than 10% of the voting power of all classes of shares of 724 Solutions, or any Parent or Subsidiary, as defined in the 2000 Plan, at the time New Options are granted to me, then (a) the exercise price of my New Options will be equal to 110% of the fair market value of the Common Shares on the date of grant of the New Options in accordance with the 2000 Plan; and
               (b) my New Options will have a term of five years from the date of grant of the New Options, subject to earlier expiration upon my termination of employment, death or retirement. Furthermore, if the aggregate exercise price of my New Options (taking into consideration any outstanding incentive stock options that are not tendered and will vest in the same year as my New Options) exceeds $100,000, then any New Options in excess of $100,000 shall not be treated as incentive stock options.

          (7) To be entitled to the New Options after my Tendered Options have been cancelled in the Offer, I must meet all of the following conditions:

               (i) I must have been continuously employed by 724 Solutions or one of its subsidiaries from the date I tendered Tendered Options for exchange to and on the date of grant of the New Options, and I must be principally resident on the date of grant of the New Options in Canada (not including the province of Quebec), the United States, the United Kingdom (other than Scotland), or Germany; and

               (ii) Prior to the New Option grant date, I must not have:

                    - received a notice of involuntary termination (including, without limitation, redundancy) from 724 Solutions or one of its subsidiaries;

                    - resigned or given notice of resignation from such employment;

                    -    retired or elected to retire from such employment;


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                    -    entered into an agreement with 724 Solutions or one of
                         its subsidiaries with respect to my resignation or retirement;

                    - ceased to be employed with 724 Solutions or one of its subsidiaries as a direct result of a business transaction (either through a sale, corporate spin-off, joint venture or similar business transaction) or the outsourcing of my position; or

                    - otherwise ceased to be an "eligible individual" for purposes of the 2000 Plan,

                    unless on the New Option grant date I am an employee of 724 Solutions or one of its subsidiaries, in respect of which none of the foregoing events has occurred.

               If for any reason I do not meet all of the foregoing conditions, I will not receive any New Options or any other consideration or payment for the Tendered Options. In addition, my estate will not receive any New Options if I die after the cancellation of my Tendered Options and before the New Option grant date.

          (8) By tendering the Tendered Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter, I accept the terms and conditions of the Offer. The Company's acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

          (9) Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer, or postpone its acceptance and cancellation of any Tendered Options.

          (10) If I choose not to tender all of my options that are eligible for tender under the Offer or my Tendered Options are not accepted for exchange, all such options shall remain outstanding and retain their current exercise price and vesting schedule.

          (11) The Company has advised me to consult with my own advisors (including my own tax advisors) as to the consequences of participating or not participating in the Offer.

          (12) Subject to the limitations of applicable securities laws, I authorize the Company to transmit any further communications to me relating to the Offer by way of e-mail, including the Company's internal e-mail.

          (13) The Company is reserving the right, in the event of a merger, sale, takeover, change of control transaction or similar transaction, to take any actions that it deems necessary or appropriate to complete a transaction that the Company's board of directors believes is in the best interests of the Company and its shareholders. This could include terminating my right to receive New Options under this offer to exchange. If the Company were to terminate my right to receive New Options under the Offer in connection with such a transaction, and I had tendered Tendered Options


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               for cancellation in this offer, I will not receive New Options under this offer, options to purchase securities of an acquiror or any other consideration for my Tendered Options.

          (14) The Company is also reserving the right, if after the cancellation of tendered Tendered Options there is a change, development, clarification or position taken in generally accepted accounting principles which could or would require the Company for financial reporting purposes to record compensation expense against its earnings in connection with the offer or the grant of the New Options, to not grant me New Options under this offer or give me any other consideration for my Tendered Options.

            All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

            The Offer is not being made to (nor will tenders of options be accepted from or on behalf of) eligible employees in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction, as determined by 724 Solutions.

                                   SIGNATURE OF OWNER

                                   X____________________________________________
                                   (Signature of Holder or Authorized Signatory-
                                   - See Instructions 1 and 4)

                                   Capacity:____________________________________

                                   Date:________________________________________

                                   Print Name:__________________________________

                                   Address:_____________________________________
                                   _____________________________________________
                                   _____________________________________________
                                   _____________________________________________

                                   Telephone No.
                                    (with area code):___________________________

                                   Email Address:_______________________________


Acceptance Letter


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                                  INSTRUCTIONS

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Acceptance Letter. A properly completed and signed original of the signature page of this Letter (or a facsimile thereof) must be received by the Company at its address or facsimile number set forth on the front cover of this Letter on or before the Expiration Date. Only the signature page of this Letter is required to be delivered to the Company; you are not required to deliver the instruments of grant for Tendered Options or any of the other pages of the Letter.

     The only acceptable methods of delivery of the signed signature page are facsimile, inter-office mail, courier or regular external mail, as indicated above. The method by which you deliver the signed signature page is at your option and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your signed signature page by external mail, the Company recommends that you use registered mail with return receipt requested. Delivery by e-mail will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery.

2. Withdrawal. Tenders of eligible options made pursuant to the Offer may be withdrawn at any time prior to 11:59 p.m., eastern standard time, on February 21, 2002. You must withdraw all Tendered Options; you may not withdraw only a portion of Tendered Options. If the Offer is extended by the Company beyond that time, you may withdraw your Tendered Options at any time until the extended expiration of the Offer. In addition, unless the Company accepts your Tendered Options before 11:59 p.m., eastern standard time, on March 21, 2002, you may withdraw your Tendered Options at any time after March 21, 2002. To withdraw Tendered Options we must receive the withdrawal letter in the form attached to the end of the Offer document, or a facsimile thereof, signed by you while you still have the right to withdraw the Tendered Options. Withdrawals may not be rescinded and any Tendered Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described above.

3. Tenders. If you intend to tender eligible options pursuant to the Offer, you must tender all of your eligible options that are outstanding on the Expiration Date.

     The Company will not accept any alternative, conditional or contingent tenders. All tendering Eligible Employees, by signing this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except the notice provided for in the Offer to Exchange.

4. Signatures on This Acceptance Letter. If this Letter is signed by the Eligible Employee who is the holder of the Tendered Options, the signature must be by such employee. If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.


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5.   Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to Calvin Barrett, at the address and telephone number given on the front cover of this Letter. Copies will be furnished at the Company's expense.

6. Irregularities. All questions as to the number of eligible options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of eligible options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of eligible options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular eligible options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of eligible options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

7. Important Tax Information. You should refer to the tax information provided to you with the Offer to Exchange. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THIS OFFER UNDER THE LAWS OF THE COUNTRY AND LOCALITY THAT APPLY TO YOU.


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